Exhibit 99.1

Vishay Intertechnology Announces Amended and Restated $640 Million Credit Facility

MALVERN, Pa.—August 8, 2013-- Vishay Intertechnology, Inc. (NYSE: VSH) today announced that it has entered into an amended and restated $640 million credit facility.  The senior secured facility matures on August 8, 2018.  The Company's original $528 million revolving credit facility was scheduled to mature on December 1, 2015.

Except for the term, size, and pricing, the amended and restated credit facility is substantially similar to the original credit agreement.

The amended and restated credit facility also removes certain restrictions related to the incurrence and repayment of certain intercompany indebtedness, mergers, liquidations, and transfers of ownership of wholly owned subsidiaries.  These changes enable the Company to streamline its complex subsidiary structure and provide greater operating flexibility.

Borrowings under the amended and restated facility will bear interest at LIBOR plus an interest margin.  The applicable interest margin is based on Vishay's leverage ratio.  Based on Vishay's current leverage ratio, borrowings bear interest at LIBOR plus 1.75%; Vishay is also required to pay a facility fee of 0.35% per annum on the entire commitment amount for a total borrowing cost, also based on current leverage, of LIBOR plus 2.10% for the outstanding amount under the amended and restated credit facility.  The interest rate under the original facility was at LIBOR plus 2.25% plus a facility commitment fee of 0.35% per annum on the entire commitment amount for a total of LIBOR plus 2.60% for the outstanding amount.

Lori Lipcaman, Vishay's Chief Financial Officer said, "We are pleased to capitalize on favorable credit market conditions to increase the amount available to us under our credit facility to $640 million.  We received commitments in excess of our targeted amount.  The amended credit facility extends the term of our available credit, secures lower interest rates than we are currently paying for the next five years, and provides us with additional financial flexibility to pursue our growth plan."

JPMorgan Chase Bank. N.A. acted as administrative agent. J.P. Morgan Securities LLC, Comerica Securities, Inc., RBS Citizens, N.A., and HSBC Securities (USA), Inc. served as joint lead arrangers and joint bookrunners.  J.P. Morgan Securities LLC, Comerica Bank, RBS Citizens, N.A., and HSBC Bank USA, National Association served as co-syndication agents.  Bank Leumi USA and UniCredit Bank AG functioned as co-documentation agents.

Forward-Looking Statements

Statements contained herein that relate to the Company's future performance, including statements with respect to forecasted revenues, margins, cash generation, internal growth and acquisition activity, product lines, market share, and the general state of the Company, are forward-looking statements within the safe harbor provisions of Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should," or other similar words or expressions often identify forward-looking statements. Such statements are based on current expectations only, and are subject to certain risks, uncertainties and assumptions, many of which are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance, or achievements may vary materially from those anticipated, estimated or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; difficulties in implementing our cost reduction strategies; changes in foreign currency exchange rates; competition and technological changes in our industries; difficulties in new product development; difficulties in identifying suitable acquisition candidates, consummating a transaction on terms which we consider acceptable, and integration and performance of acquired businesses; uncertainty related to the effects of changes in foreign currency exchange rates; and other factors affecting our operations that are set forth in our filings with the Securities and Exchange Commission, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Vishay Intertechnology, Inc., a Fortune 1,000 Company listed on the NYSE (VSH), is one of the world's largest manufacturers of discrete semiconductors (diodes, MOSFETs, and infrared optoelectronics) and passive electronic components (resistors, inductors, and capacitors). These components are used in virtually all types of electronic devices and equipment, in the industrial, computing, automotive, consumer, telecommunications, military, aerospace, power supplies, and medical markets. Vishay's product innovations, successful acquisition strategy, and "one-stop shop" service have made it a global industry leader. Vishay can be found on the Internet at http://www.vishay.com.